Exhibit (h)(2)

AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the 17th day of June, 2013 by and between each Trust listed on Exhibit D attached hereto, each having its principal office and place of business at 3500 Lacey Road, Suite 700, Downers Grove, IL 60515 (the “Trusts” and each a “Trust”) and THE BANK OF NEW YORK MELLON, a New York banking company having its principal office and place of business at One Wall Street, New York, New York 10286 (the “Bank”).

WHEREAS, each Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, each Trust and designated agents will issue for purchase and redeem shares of the series of the Trusts (each, a “Fund” and together, “Funds”) only in aggregations of shares known as “Creation Units” (each a “Creation Unit”) principally in kind (see Exhibit D for the Schedule of Funds);

WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee (Cede & Co.), will be the initial record or registered owner (the “Shareholder”) of all shares;

WHEREAS, (i) the PowerShares Exchange-Traded Fund Trust, on behalf of the Funds of the Trust, appointed the Bank as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities by way of Transfer Agency and Service Agreement made as of the 24th day of April, 2003, as amended; (ii) the PowerShares Exchange-Traded Fund Trust II (formerly known as the PowerShares Global Exchange-Traded Fund Trust), on behalf of the Funds of the Trust, appointed the Bank as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities by way of Transfer Agency and Service Agreement made as of the 8th day of June, 2007, as amended; and (iii) the PowerShares Actively Managed Exchange-Traded Fund Trust, on behalf of the Funds of the Trust, appointed the Bank as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities by way of Transfer Agency and Service Agreement made as of the 28th day of March, 2008, as amended (collectively, the “Prior Transfer Agency Agreements”);

WHEREAS, the Trusts, on behalf of their respective Funds, wish to appoint the Bank as their transfer agent, dividend disbursing agent, and agent in connection with certain other activities, pursuant to the terms of this Amended and Restated Transfer Agency And Services Agreement, which shall replace and supersede the Prior Transfer Agency Agreements, and the Bank desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Terms of Appointment; Duties of the Bank

1.1 Subject to the terms and conditions set forth in this Agreement, each Trust, on behalf of its respective Funds, hereby employs and appoints the Bank to act as, and the Bank agrees to act as, its transfer agent for the authorized and issued shares of beneficial interest, no par value per share of the Funds (“Shares”), and as the Trust’s dividend disbursing agent.

1.2 The Bank agrees that it will perform the following services:

(a) In accordance with the terms and conditions of the form of Participant Agreement, attached hereto as Exhibit A, the Bank shall:

(i) Perform and facilitate the performance of purchases and redemption of Creation Units;

(ii) Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions declared by each Trust on behalf of the applicable Fund;

(iii) Maintain the record of the name and address of the Shareholder and the number of Shares issued by each Trust and held by the Shareholder;

(iv) Record the issuance of Shares of each Trust and maintain a record of the total number of Shares of the Funds outstanding. The Bank shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of each Trust;

(v) Prepare and transmit to each Trust and any designated administrator and to any applicable securities exchange (as specified to the Bank by the Trust) information with respect to purchases and redemptions of Shares;

(vi) On days that the Trusts may accept orders for purchases or redemptions, calculate and transmit to the Bank and the Trust’s administrator the number of outstanding Shares for each Fund;

(vii) On days that the Trusts may accept orders for purchases or redemptions (pursuant to the Participant Agreement), transmit to the Bank, the Trusts and DTC the amount of Shares purchased on such day;

(viii) Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request;

(ix) Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;

(x) Extend the voting rights to the Shareholder and/or beneficial owners of Shares in accordance with the policies and procedures of DTC for book-entry only securities;

(xi) Maintain those books and records of each Trust specified by the Trusts in Schedule A attached hereto;

(xii) Prepare a monthly report of all purchases and redemptions during such month on a gross transaction basis. The monthly report shall show the counterpart and amount of each purchase on a daily basis net number of shares either redeemed or created for such Business Day;

(xiii) Receive from the Distributor (as defined in the Participant Agreement) purchase orders from Authorized Participants (as defined in the Participant Agreement) for Creation Unit aggregations of Shares received in good form and accepted by or on behalf of each Trust by the Distributor, transmit appropriate trade instructions to the National Securities Clearance Corporation, if applicable, and pursuant to such orders issue the appropriate number of Shares of the applicable Fund and hold such Shares in the account of the Shareholder for each of the respective Funds of each Trust;

(xiv) Receive from the Authorized Participants (as defined in the Participant Agreement) redemption requests, deliver the appropriate documentation thereof to The Bank of New York as custodian for each Trust, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the National Securities Clearance Corporation, if applicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder;

(xv) Confirm the name, U.S. taxpayer identification number and principal place of business of each Authorized Participant; and

(b) In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph (a), the Bank shall perform the customary services of a transfer agent and dividend disbursing agent, including, but not limited to: maintaining the account of the Shareholder, obtaining a list of DTC participants holding interests in the Global Certificate at the request of a Trust, mailing proxy materials, shareholder reports and prospectuses to the Shareholder or DTC participants or beneficial owners of Shares at the request of a Trust and those services set forth on Schedule A attached hereto.

(c) The following shall be delivered to DTC for delivery to beneficial owners in accordance with the procedures for book-entry only securities of DTC:

(i) Annual and semi-annual reports of the Trusts;

(ii) Proxies, proxy statements and other proxy soliciting materials;

(iii) Prospectus and amendments and supplements to the Prospectus, including stickers; and

(iv) Other communications as may be required by law or reasonably requested by a Trust.

(d) If the Shares are represented by individual Certificates, the Bank shall perform the services agreed to in writing by the Bank and the Trusts.

(e) The Bank shall provide additional services (if any) on behalf of a Trust (i.e., escheatment services) which may be agreed upon in writing between a Trust and the Bank.

(f) The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of each respective Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to that Trust on and in accordance with its request.

2.	Fees and Expenses

2.1 The Bank shall receive from each Trust such compensation for the Transfer Agent’s services provided pursuant to this Agreement as may be agreed to from time to time in a written Fee Schedule approved by the parties. The Fee Schedule is attached hereto as Exhibit C. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

2.2 In addition to the fee paid under Section 2.1 above, each Trust agrees to reimburse the Bank for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule attached hereto or relating to dividend distributions and reports (whereas all expenses related to creations and redemptions of Fund securities shall be borne by the relevant authorized participant in such creations and redemptions). In addition, any other expenses incurred by the Bank at the request or with the consent of a Trust will be reimbursed by that Trust on behalf of the applicable Fund.

2.3 Each Trust agrees to pay all fees and reimbursable expenses within ten (10) business days following the receipt of the respective billing notice accompanied by supporting documentation, as appropriate. Postage for mailing of dividends, proxies, Trust reports and other mailings to all shareholder accounts shall be advanced to the Bank by a Trust at least seven (7) days prior to the mailing date of such materials.

3.	Representations and Warranties of the Bank

3.1 The Bank represents and warrants to each Trust that:

It is a banking company duly organized and existing and in good standing under the laws of the State of New York.

It is duly qualified to carry on its business in the State of New York.

It is empowered under applicable laws and by its Charter and By-Laws to act as transfer agent and dividend disbursing agent and to enter into and perform this Agreement.

All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.	Representations and Warranties of each Trust

4.1 Each Trust represents and warrants to the Bank that:

It is a business trust duly organized and existing and in good standing under the laws of its state of formation.

It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

It is an open-end management investment company registered under the Investment Company Act of 1940, as amended.

A registration statement under the Securities Act of 1933, as amended, on behalf of each of the Funds is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

5.	Anti-Money Laundering

The Bank shall provide the “Anti-Money Laundering Services” described in Schedule I attached hereto subject to the terms and conditions of this Agreement and the following additional terms and conditions:

(a) The Bank shall utilize systems and/or software designed, and databases provided, by certain third parties, and shall not be liable for any loss, damage or expense that occur as a result of the failure of any such systems, software, and/or databases.

(b) The Bank does not warrant that (x) its performance of the Anti-Money Laundering Services will achieve any particular intended result, that its performance will satisfy any legal obligations of the Fund, (y) that its performance will be uninterrupted, or (z) that it will detect all possible instances of money laundering or transactions involving money laundering or other unlawful activities. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE BANK MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE.

(c) The Bank shall assume the authenticity and accuracy of any document provided by a Shareholder or potential Shareholder without verification unless in the sole discretion of the Bank the same on its face appears not to be genuine.

(d) The Bank shall provide prompt notice to a Trust of any potential Shareholder with respect to whom the Bank has anti-money laundering concerns based on the result of its Anti-Money Laundering Services.

(e) In the event of any failure by the Bank to provide any of the Anti-Money Laundering Services in accordance with its standard of care and not otherwise, the Bank’s liability shall be limited to the lesser of (x) the actual direct money damages suffered by the Fund as a direct result of such failure and (y) the amounts paid by the Fund under this Agreement for the providing of such services. Any action brought against the Bank for claims hereunder must be brought within one year following the date on which such claim accrues.

(f) The Bank is providing the Anti-Money Laundering Services based on the following representations, warranties and covenants of each Trust, each of which shall be deemed continued and repeated on each day on which the Bank provides such services: (x) the Anti-Money Laundering Services together with the activities of the Trust in accordance with its internal policies, procedures and anti-money laundering controls shall together satisfy all the requirements of the laws with respect to money laundering applicable to the Trust; (y) the Trust shall provide each Participant Agreement to the Bank a reasonable time before accepting any initial payment from a Shareholder or potential Shareholder and shall not accept any such payment unless and until the Bank shall have completed its providing of the Anti-Money Laundering Services; and (z) the Trust shall instruct the Bank not to accept any payment on behalf of the Trust from a Shareholder or potential Shareholder or pay on behalf of the Trust any redemption or repurchase proceeds to a Shareholder or potential Shareholder if the Trust determines that such acceptance or payment would violate any money laundering laws applicable to the Trust.

6.	Indemnification

6.1 The Bank shall not be responsible for, and a Trust shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability (“Losses”) arising out of or attributable to:

(a) All actions of the Bank or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken without negligence, or willful misconduct.

(b) The Trust’s negligence or willful misconduct.

(c) The breach of any representation or warranty of the Trust hereunder.

(d) The conclusive reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust including but not limited to any previous transfer agent or registrar.

(e) The conclusive reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of a Trust on behalf of that Trust.

(f) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

6.2 At any time the Bank may apply to any officer of a Trust for instructions, and may consult with the Trust’s legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon such instructions or upon the advice or opinion of the Trust’s counsel and shall promptly advise the Trust of such advice or opinion (except for actions or omissions by Bank taken with negligence or willful misconduct). The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

6.3 Each Trust shall not be responsible for, and the Bank shall liable for and shall indemnify the Trust against direct money damages arising out of or attributable to:

(a) The Bank’s own negligence or willful misconduct.

(b) The breach of any representation or warranty of the Bank hereunder.

6.4 The indemnification set forth in this Section 6 shall apply to actions taken pursuant to this Agreement and the participant agreement entered into between Invesco Distributors, Inc. and an authorized participant, which will be subject to acceptance by each Trust and the Bank, as the transfer agent.

7.	Standard of Care

The Bank shall have no responsibility and shall not be liable for any loss or damage unless such loss or damage is caused by its own negligence or willful misconduct or that of its employees, or its breach of any of its representations. In no event shall the Bank be liable for special, indirect or consequential damages regardless of the form of action and even if the same were foreseeable.

8.	Concerning the Bank

8.1 Bank may enter into subcontracts, agreements and understandings with any BNY affiliate, whenever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder. No such subcontract, agreement or understanding shall discharge Bank from its obligations hereunder.

8.2 Bank shall be entitled to conclusively rely upon any written or oral instruction actually received by Bank and reasonably believed by Bank to be duly authorized and delivered. Each Trust agrees to forward to Bank written instructions confirming oral instructions by the close of business of the same day that such oral instructions are given to Bank. Each Trust agrees that the fact that such confirming written instructions are not received or that contrary written instructions are received by Bank shall in no way affect the validity or enforceability of transactions authorized by such oral instructions and effected by Bank. If a Trust elects to transmit written instructions through an on-line communication system offered by Bank, the Trust’s use thereof shall be subject to the terms and conditions attached hereto as Appendix A.

8.3 Bank shall establish and maintain a disaster recovery plan and back-up system at all times satisfying the requirements of all applicable law, rules, and regulations and which is reasonable under the circumstances (the “Disaster Recovery Plan and Back-Up System”). Bank shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control which are not a result of its negligence, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation, provided that the Bank has established and is maintaining the Disaster Recovery Plan and Back-Up System, or if not, that such delay or failure would have occurred even if Bank had established and was maintaining the Disaster Recovery Plan and Back-Up System. Upon the occurrence of any such delay or failure Bank shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances.

8.4 Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against Bank in connection with this Agreement.

8.5 At any time the Bank may apply to an officer of a Trust written instructions with respect to any matter arising in connection with the Bank’s duties and obligations under this Agreement, and the Bank shall not be liable for any action taken or omitted to be taken by the Bank in good faith in accordance with such instructions. Such application by the Bank for instructions from an officer of the Trust may, at the option of the Bank, set forth in writing any action proposed to be taken or omitted to be taken by the Bank with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Bank shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, the Bank has received written instructions in response to such application specifying the action to be taken or omitted. The Bank may consult with counsel to the Trust and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

8.6 Notwithstanding any provisions of this Agreement to the contrary, the Bank shall be under no duty or obligation to inquire into, and shall not be liable for:

(a) The legality of the issue, sale or transfer of any Shares, the sufficiency of the amount to be received in connection therewith, or the authority of a Trust to request such issuance, sale or transfer;

(b) The legality of the purchase of any Shares, the sufficiency of the amount to be paid in connection therewith, or the authority of a Trust to request such purchase;

(c) The legality of the declaration of any dividend by a Trust, or the legality of the issue of any Shares in payment of any stock dividend; or

(d) The legality of any recapitalization or readjustment of the Shares.

9.	Covenants of the Trusts and the Bank

9.1 Each Trust shall promptly furnish to the Bank the following:

(a) A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Bank and the execution and delivery of this Agreement.

(b) A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

9.2 Shares will be transferred upon presentation to the Bank of Shares to its electronic account at DTC, accompanied by such documents as the Bank deems necessary to evidence the authority of the person making such transfer, and bearing satisfactory evidence of the payment of applicable stock transfer taxes, if any. In the case of small estates where no administration is contemplated, the Bank may, when furnished with an appropriate surety bond, and without further approval of a Trust, transfer Shares registered in the name of the decedent where the current market value of the Shares being transferred does not exceed such amount as may from time to time be prescribed by the various states. The Bank reserves the right to refuse to transfer Shares until it is satisfied that the endorsements on documents submitted to it are valid and genuine, and for that purpose it may require, unless otherwise instructed by an officer of a Trust, a guaranty of signature by an “eligible guarantor institution” meeting the requirements of the Bank, which requirements include membership or participation in STAMP or such other “signature guarantee program” as may be determined by the Bank in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended. The Bank also reserves the right to refuse to transfer Shares until it is satisfied that the requested transfer is legally authorized, and it shall incur no liability for the refusal in good faith to make transfers which the Bank, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis to any claims adverse to such transfer. The Bank may, in effecting transfers of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, applicable to the transfer of securities, and the Trust shall indemnify the Bank for any act done or omitted by it in good faith in reliance upon such laws.

9.3 The Bank assumes no responsibility with respect to:

(a) the transfer of restricted securities where counsel for a Trust advises that such transfer may be properly effected.

(b) the authorization of a Fund to issue additional Shares of the Fund; and

(c) obtaining an order or consent of each governmental or regulatory authority required by law as a prerequisite to the issuance or reduction Fund Shares, as the case may be.

The Bank agrees that all records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the relevant Trust and will be preserved, maintained and made available upon reasonable request, and will be surrendered promptly to the relevant Trust on and in accordance with its request.

9.4 In case of any requests or demands for the inspection of the Shareholder records of a Trust, the Bank will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

9.5 Bank shall file such appropriate information returns concerning the payment and composition of dividends and capital gain distributions and tax withholding with the proper Federal, State and local authorities as are required by law to be filed by each Trust and shall withhold such sums as are required to be withheld by applicable law.

9.6 Bank shall provide information or reports to the Trust or the Trust’s Chief Compliance Officer as may be reasonably requested.

10.	Confidentiality

Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Trust or the Bank and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords a Trust or the Bank a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Trust information provided by the Bank in connection with an independent third party compliance or other review; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. The provisions of this Section 10 shall survive termination of this Agreement.

10.1 Termination of Agreement

10.2 The term of this Agreement shall be one year commencing upon the date hereof (the “Initial Term”) and shall automatically renew for additional one-year terms unless either party provides written notice of termination at least ninety (90) days prior to the end of any one-year term or, unless earlier terminated as provided below:

(a) Either party hereto may terminate this Agreement prior to the expiration of the Initial Term in the event the other party breaches any material provision of this Agreement, including, without limitation in the case of a Trust, its obligations under

Section 2.1, provided that the non-breaching party gives written notice of such breach to the breaching party and the breaching party does not cure such violation within 90 days of receipt of such notice.

(b) A Trust may terminate this Agreement prior to the expiration of the Initial Term upon ninety (90) days’ prior written notice in the event that the Board of that Trust votes to liquidate the Trust and terminate its registration with the Securities and Exchange Commission other than in connection with a merger or acquisition of the Trust or the Trust’s investment adviser.

10.3 Should a Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by that Trust. Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination.

10.4 The terms of Article 2 and Article 6 shall survive the termination of this Agreement.

11.	Additional Funds

11.1 In the event that a Trust establishes one or more additional Funds with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such additional issuance shall become Shares hereunder and Exhibit D shall be appropriately amended.

12.	Assignment

12.1 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

12.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

13.	Severability and Beneficiaries

13.1 In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other.

14.	Amendment

14.1 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of a Trust.

15.	New York Law to Apply

15.1 This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. Trusts and Bank hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. Each Trust hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. Trusts and Bank each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

16.	Merger of Agreement

16.1 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

17.	Limitations of Liability of the Trustees and Shareholders

17.1 It is expressly acknowledged and agreed that the obligations of each Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of each Trust and signed by an officer of each Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of each Trust as provided in its Declaration of Trust.

18.	Counterparts

18.1 This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

19.	Customer Right of Access

19.1 BNY Mellon shall, upon Customer’s request, provide Customer with a summary of the results of its latest SSAE-16 or equivalent control audit prepared by BNY Mellon’s external auditors. In addition and no more than annually, BNY Mellon will participate in Customer’s reasonable information security questionnaire processes. Upon reasonable request, BNY Mellon will arrange for its relevant subject matter experts to meet with the relevant subject matter experts of Customer once annually to review BNY Mellon’s security controls and any deficiencies identified in the SSAE-16 audit report. Customer may view BNY Mellon’s security-related policies and procedures, however, no documentation may be copied, shared, transmitted or removed from BNY Mellon premises, except as mutually agreed. The parties shall mutually agree upon a convenient time and place for such meeting. Not more than once each year, and subject to BNY Mellon’s reasonable security requirements and availability of personnel, BNY Mellon will at Customer’s request arrange a tour of BNY Mellon’s data processing facilities for Customer’s subject matter experts. BNY Mellon will also, subject to its reasonable security requirements, permit site visits of its data processing facilities by governmental agencies with regulatory authority over Customer. In the event that the Customer identifies any control deficiencies, BNY Mellon will discuss such findings with Customer and if appropriate the parties shall work together to develop a mutually agreeable remediation plan. All nonpublic documentation and information disclosed to Customer in accordance with this Section shall be deemed proprietary and confidential information of BNY Mellon. Customer shall not disclose such documentation or information to any third party or use it for any purpose other than evaluating BNY Mellon’s security controls, except that Customer may disclose BNY Mellon’s SSAE-16 summary to Customer’s external auditors provided that such external auditors are required to maintain the confidentiality of the summary and any related information. Customer shall reimburse BNY Mellon for any costs and expenses incurred in connection with any review of BNY Mellon’s security controls.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

POWERSHARES EXCHANGE-TRADED FUND TRUST

By:	/s/ Anna Paglia
Title:	Anna Paglia, Secretary

POWERSHARES EXCHANGE-TRADED FUND TRUST II

By:	/s/ Anna Paglia
Title:	Anna Paglia, Secretary

POWERSHARES ACTIVELY MANAGED EXCHANGE-TRADED FUND TRUST

By:	/s/ Anna Paglia
Title:	Anna Paglia, Secretary

THE BANK OF NEW YORK MELLON

By:	/s/ Peter D. Holland
Title:	Peter D. Holland, Managing Director

SCHEDULE A

BOOKS AND RECORDS TO BE MAINTAINED BY BANK

Source Documents requesting Creations and Redemptions

Correspondence/AP Inquiries

Reconciliations, bank statements, copies of canceled checks, cash proofs

Daily/Monthly reconciliation of outstanding units between each Trust and DTC

Net Asset Computation Documentation

Dividend Records

Year-end Statements and Tax Forms

SCHEDULE I

ANTI-MONEY LAUNDERING SERVICES

As part of the nightly processing cycle, the Bank performs Office of Foreign Assets Control (OFAC) screening processes against broker names maintained on a master file. As it is the policy of the Bank to be in compliance with all applicable global economic sanctions laws and regulations in all jurisdictions where it conducts business, the Bank monitors account activity and transactions for US sanctions purposes against the OFAC list. All transactions involving the movement of large sums, or other indicators of possible money laundering must be reviewed. To the extent that employees become aware of or are advised of suspicious transactions or activity through direct observation, receipt and review of periodic transaction reports, on-line inquiries, customer requests or through notification by any other business or support unit, such information may be reviewed by Division Management, Legal, Compliance, Risk, etc. In the event that a material compliance infraction impacts PowerShares, the Bank will notify the designated PowerShares officer accordingly.

The Bank compliance program includes, internal written policies and procedures both company-wide and business specific, a designated Global Sanctions Compliance Officer, risk assessment and controls, including automated scan/name recognition software programs that monitor account activity and transactions for US sanctions purposes against the OFAC list of Specially Designated Nationals and Blocked Persons, as well as internal training and an audit program.

EXHIBIT A

FORM OF PARTICIPANT AGREEMENT

EXHIBIT B-1

CERTIFICATE OF AUTHORIZED PERSONS

(The Fund — Oral and written Instructions)

The undersigned hereby certifies that he/she is the duly elected and acting SECRETARY of PowerShares Exchange-Traded Fund Trust (the “Trust”), and further certifies that the following persons have been duly authorized in conformity with the Trust’s Declaration of Trust and By-Laws to deliver Certificates and Oral Instructions to The Bank of New York Mellon as Transfer Agent pursuant to the AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT between the Trust and Transfer Agent dated June 17, 2013 and that the signatures appearing opposite their names are true and correct:

Name	Position	Signature

Peter Hubbard	Vice President

Jeff Kernagis	Vice President, Portfolio Manager

Rudolf Reitmann	Head of Global ETF Operations

Joshua Betts	Vice President, Portfolio Manager

This certificate supersedes any certificate of Authorized Persons you may currently have on file.

[ seal ]	By:

Date: June 17, 2013	Title:	Anna Paglia, Secretary

EXHIBIT B-2

CERTIFICATE OF AUTHORIZED PERSONS

(The Trust — Oral and Written Instructions)

The undersigned hereby certifies that he/she is the duly elected and acting SECRETARY of PowerShares Exchange-Traded Fund Trust II (the “Trust”), and further certifies that the following persons have been duly authorized in conformity with the Trust’s Declaration of Trust and By-Laws to deliver Certificates and Oral Instructions to The Bank of New York Mellon as Transfer Agent pursuant to the AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT between the Trust and Transfer Agent dated June 17, 2013 and that the signatures appearing opposite their names are true and correct:

Name	Position	Signature

Peter Hubbard	Vice President

Jeff Kernagis	Vice President, Portfolio Manager

Rudolf Reitmann	Head of Global ETF Operations

Joshua Betts	Vice President, Portfolio Manager

This certificate supersedes any certificate of Authorized Persons you may currently have on file.

[ seal ]	By:

Date: June 17, 2013	Title:	Anna Paglia, Secretary

EXHIBIT B-3

CERTIFICATE OF AUTHORIZED PERSONS

(The Trust — Oral and Written Instructions)

The undersigned hereby certifies that he/she is the duly elected and acting SECRETARY of PowerShares Actively Managed Exchange-Traded Fund Trust (the “Trust”), and further certifies that the following persons have been duly authorized in conformity with the Trust’s Declaration of Trust and By-Laws to deliver Certificates and Oral Instructions to The Bank of New York Mellon as Transfer Agent pursuant to the AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT between the Trust and Transfer Agent dated June 17, 2013 and that the signatures appearing opposite their names are true and correct:

Name	Position	Signature

Peter Hubbard	Vice President

Jeff Kernagis	Vice President, Portfolio Manager

Rudolf Reitmann	Head of Global ETF Operations

Joshua Betts	Vice President, Portfolio Manager

This certificate supersedes any certificate of Authorized Persons you may currently have on file.

[ seal ]	By:

Date: June 17, 2013	Title:	Anna Paglia, Secretary

EXHIBIT C

FEE SCHEDULE

EXHIBIT D

AMENDED AND RESTATED SCHEDULE OF SERIES

The undersigned hereby certifies that he is an authorized signer of each PowerShares trust listed herein, and that the following funds are included under the Amended and Restated Transfer Agency and Service Agreement dated June 17, 2013, by and between the such trusts and the Bank of New York Mellon.

March 1, 2016

PowerShares Exchange-Traded Fund Trust

1.	PowerShares Aerospace & Defense Portfolio
2.	PowerShares BuyBack AchieversTM Portfolio
3.	PowerShares Cleantech Portfolio
4.	PowerShares Dividend AchieversTM Portfolio
5.	PowerShares DWA Momentum Portfolio
6.	PowerShares DWA Basic Materials Momentum Portfolio
7.	PowerShares Dynamic Biotechnology & Genome Portfolio
8.	PowerShares Dynamic Building & Construction Portfolio
9.	PowerShares DWA Consumer Cyclicals Momentum Portfolio
10.	PowerShares DWA Consumer Staples Momentum Portfolio
11.	PowerShares Dynamic Energy Exploration & Production Portfolio
12.	PowerShares DWA Energy Momentum Portfolio
13.	PowerShares DWA Financial Momentum Portfolio
14.	PowerShares Dynamic Food & Beverage Portfolio
15.	PowerShares DWA Healthcare Momentum Portfolio
16.	PowerShares DWA Industrials Momentum Portfolio
17.	PowerShares Dynamic Large Cap Growth Portfolio
18.	PowerShares Russell Top 200 Equal Weight Portfolio
19.	PowerShares Dynamic Large Cap Value Portfolio
20.	PowerShares Dynamic Leisure and Entertainment Portfolio
21.	PowerShares Dynamic Market Portfolio
22.	PowerShares Dynamic Media Portfolio
23.	PowerShares Russell Midcap Pure Growth Portfolio
24.	PowerShares Russell Midcap Equal Weight Portfolio
25.	PowerShares Russell Midcap Pure Value Portfolio
26.	PowerShares Dynamic Networking Portfolio
27.	PowerShares Dynamic Oil & Gas Services Portfolio
28.	PowerShares DWA NASDAQ Momentum Portfolio
29.	PowerShares Dynamic Pharmaceuticals Portfolio
30.	PowerShares Dynamic Retail Portfolio
31.	PowerShares Dynamic Semiconductors Portfolio
32.	PowerShares Russell 2000 Pure Growth Portfolio
33.	PowerShares Russell 2000 Equal Weight Portfolio
34.	PowerShares Russell 2000 Pure Value Portfolio
35.	PowerShares Dynamic Software Portfolio
36.	PowerShares DWA Technology Momentum Portfolio
37.	PowerShares DWA Utilities Momentum Portfolio
38.	PowerShares Financial Preferred Portfolio
39.	PowerShares FTSE RAFI US 1000 Portfolio
40.	PowerShares FTSE RAFI US 1500 Small-Mid Portfolio
41.	PowerShares Russell Top 200 Pure Growth Portfolio
42.	PowerShares Russell Top 200 Pure Value Portfolio
43.	PowerShares Global Listed Private Equity Portfolio
44.	PowerShares Golden Dragon China Portfolio
45.	PowerShares High Yield Equity Dividend Achievers Portfolio
46.	PowerShares International Dividend Achievers Portfolio
47.	PowerShares NASDAQ Internet Portfolio

48.	PowerShares S&P 500® BuyWrite Portfolio
49.	PowerShares S&P 500® High Quality Portfolio
50.	PowerShares Water Resources Portfolio
51.	PowerShares Wilderhill Clean Energy Portfolio
52.	PowerShares Wilderhill Progressive Energy Portfolio
53.	PowerShares Zacks Micro Cap Portfolio

PowerShares Exchange-Traded Fund Trust II

1.	PowerShares 1-30 Laddered Treasury Portfolio
2.	PowerShares Aggregate Bond Portfolio
3.	PowerShares Build America Bond Portfolio
4.	PowerShares CEF Income Composite Portfolio
5.	PowerShares Chinese Yuan Dim Sum Bond Portfolio
6.	PowerShares Contrarian Opportunities Portfolio
7.	PowerShares Developed EuroPacific Currency Hedged Low Volatility Portfolio
8.	PowerShares DWA Developed Markets Momentum Portfolio
9.	PowerShares DWA Emerging Markets Momentum Portfolio
10.	PowerShares DWA SmallCap Momentum Portfolio
11.	PowerShares DWA Tactical Multi-Asset Income Portfolio
12.	PowerShares DWA Tactical Sector Rotation Portfolio
13.	PowerShares Emerging Markets Currency Hedged Low Volatility Portfolio
14.	PowerShares Emerging Markets Infrastructure Portfolio
15.	PowerShares Emerging Markets Sovereign Debt Portfolio
16.	PowerShares Europe Currency Hedged Low Volatility Portfolio
17.	PowerShares FTSE RAFI Asia Pacific ex-Japan Portfolio
18.	PowerShares FTSE RAFI Developed Markets ex-U.S. Portfolio
19.	PowerShares FTSE RAFI Developed Markets ex-U.S. Small-Mid Portfolio
20.	PowerShares FTSE RAFI Emerging Markets Portfolio
21.	PowerShares FTSE International Low Beta Equal Weight Portfolio
22.	PowerShares Fundamental Emerging Markets Local Debt Portfolio
23.	PowerShares Fundamental High Yield® Corporate Bond Portfolio
24.	PowerShares Fundamental Investment Grade Corporate Bond Portfolio
25.	PowerShares Global Agriculture Portfolio
26.	PowerShares Global Clean Energy Portfolio
27.	PowerShares Global Gold and Precious Metals Portfolio
28.	PowerShares Global Short Term High Yield Bond Portfolio
29.	PowerShares Global Water Portfolio
30.	PowerShares California AMT-Free Municipal Bond Portfolio
31.	PowerShares National AMT-Free Municipal Bond Portfolio
32.	PowerShares New York AMT-Free Municipal Bond Portfolio
33.	PowerShares International BuyBack AchieversTM Portfolio
34.	PowerShares International Corporate Bond Portfolio
35.	PowerShares Japan Currency Hedged Low Volatility Portfolio
36.	PowerShares LadderRite 0-5 Year Corporate Bond Portfolio
37.	PowerShares KBW Bank Portfolio
38.	PowerShares KBW Capital Markets Portfolio
39.	PowerShares KBW High Dividend Yield Financial Portfolio
40.	PowerShares KBW Insurance Portfolio
41.	PowerShares KBW Premium Yield Equity REIT Portfolio
42.	PowerShares KBW Property & Casualty Insurance Portfolio
43.	PowerShares KBW Regional Banking Portfolio
44.	PowerShares Preferred Portfolio
45.	PowerShares Russell 1000 Equal Weight Portfolio
46.	PowerShares Russell 1000 Low Beta Equal Weight Portfolio
47.	PowerShares S&P 500 ex-Rate Sensitive Low Volatility Portfolio
48.	PowerShares S&P 500® High Beta Portfolio

49.	PowerShares S&P 500® High Dividend Low Volatility Portfolio
50.	PowerShares S&P 500® Low Volatility Portfolio
51.	PowerShares S&P 500 Momentum Portfolio
53.	PowerShares S&P 500 Value Portfolio
54.	PowerShares S&P Emerging Markets High Beta Portfolio
55.	PowerShares S&P Emerging Markets Low Volatility Portfolio
56.	PowerShares S&P International Developed High Beta Portfolio
57.	PowerShares S&P International Developed Low Volatility Portfolio
58.	PowerShares S&P International Developed High Quality Portfolio
59.	PowerShares S&P MidCap Low Volatility Portfolio
60.	PowerShares S&P SmallCap Consumer Discretionary Portfolio
61.	PowerShares S&P SmallCap Consumer Staples Portfolio
62.	PowerShares S&P SmallCap Energy Portfolio
63.	PowerShares S&P SmallCap Financials Portfolio
64.	PowerShares S&P SmallCap Health Care Portfolio
65.	PowerShares S&P SmallCap Industrials Portfolio
66.	PowerShares S&P SmallCap Information Technology Portfolio
67.	PowerShares S&P SmallCap Low Volatility Portfolio
68.	PowerShares S&P SmallCap Materials Portfolio
69.	PowerShares S&P SmallCap Utilities Portfolio
70.	PowerShares Senior Loan Portfolio
71.	PowerShares Variable Rate Preferred Portfolio
72.	PowerShares VRDO Tax-Free Weekly Portfolio

PowerShares Actively Managed Exchange-Traded Fund Trust

1.	PowerShares Active U.S. Real Estate Fund
2.	PowerShares China A-Share Portfolio
3.	PowerShares Multi-Strategy Alternative Portfolio
4.	PowerShares S&P 500® Downside Hedged Portfolio
5.	PowerShares Variable Rate Investment Grade Portfolio

PowerShares Actively Managed Exchange-Traded Commodity Fund Trust

1.	PowerShares Bloomberg Commodity Strategy Portfolio
2.	PowerShares DB Optimum Yield Diversified Commodity Strategy Portfolio

THE BANK OF NEW YORK MELLON

By:	/s/ Gerard Connors
(signature)
Gerard Connors
(name)
Vice President
(title)

POWERSHARES EXCHANGE-TRADED FUND TRUST

By:	/s/ Dan Draper
(signature)
Dan Draper
(name)
President
(title)

POWERSHARES EXCHANGE-TRADED FUND TRUST II

By:	/s/ Dan Draper
(signature)
Dan Draper
(name)
President
(title)

POWERSHARES ACTIVELY MANAGED EXCHANGE-TRADED FUND TRUST

By:	/s/ Dan Draper
(signature)
Dan Draper
(name)
President
(title)

POWERSHARES ACTIVELY MANAGED EXCHANGE-TRADED COMMODITY FUND TRUST

By:	/s/ Dan Draper
(signature)
Dan Draper
(name)
President
(title)